NON-DISCLOSURE AGREEMENT

In connection with the disclosure of certain confidential and proprietary information of eCrypt Technologies Inc (“eCrypt”), you agree to the following:

“Confidential Information” means all information disclosed by eCrypt to you that eCrypt deems confidential.  Confidential Information shall not include information that is or becomes generally known through no action or failure to act by you, or that you know at the time you receive such information.  You shall not disclose Confidential Information to any third party, and you shall use Confidential Information only to the extent required to accomplish the purposes of disclosure.  All Confidential Information shall remain eCrypt’s property and shall be returned (or, at eCrypt’s option, destroyed) upon eCrypt’s written request.  Except as expressly set forth herein, eCrypt is not granting you any right or license to any eCrypt intellectual property rights under this Agreement.

The parties acknowledge that monetary damages may not adequately remedy an unauthorized use or disclosure of Confidential Information, and that eCrypt is entitled, without waiving any other rights or remedies and without posting a bond, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.

This Agreement is governed by placeStateColorado law excluding its conflicts of laws principles.  This Agreement is the entire agreement, and supersedes all prior or contemporaneous oral or written agreements and understandings, between the parties regarding the subject matter hereof.  The Agreement may be changed only in by a writing signed by both parties.  If any provision of this Agreement is held unenforceable, that provision shall be severed and the remainder of this Agreement will continue in full force and effect.

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